Exhibit 15.2

KPMG LLP	Telephone (416) 228-7000
Chartered Accountants	Fax (416) 228-7123
Yonge Corporate Centre	Internet www.kpmg.ca
4100 Yonge St.
Suite 200
North York, ON M2P 2H3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Celestica Inc.

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-71126, 333-66726, 333-63112, 333-88210 and 333-113591) and on Forms F-3 (333-155390) of Celestica Inc. of our report dated February 10, 2010, with respect to the consolidated balance sheets of Celestica Inc. (and subsidiaries) as at December 31, 2009 and 2008, and the consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009 and our report dated February 10, 2010 with respect to the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 20-F of Celestica Inc.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

March 23, 2010

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.